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                                                                     EXHIBIT 8.1

                            PRESTON GATES & ELLIS LLP
                              5000 Columbia Center
                                701 Fifth Avenue
                              Seattle WA 98104-7078

                                  June 8, 1999


SeaMED Corporation
21621 30th Avenue S.E.
Bothell, Washington 98021

         Re:      MERGER OF PS ACQUISITION CORP. INTO SEAMED CORPORATION

Ladies and Gentlemen:

         This opinion is being delivered to you pursuant to section 8.8 of the Agreement and Plan of Merger (the "Agreement") dated as of March 16, 1999, by and among Plexus Corp., a Wisconsin corporation ("Plexus"), PS Acquisition Corp., a Washington corporation ("Sub"), and SeaMED Corporation, a Washington corporation ("SeaMED").

         It is anticipated that, pursuant to the Agreement, Sub will merge with and into SeaMED pursuant to the applicable laws of the State of Washington (the "Merger"), and pursuant to the Agreement and as a result thereof the identity and separate existence of Sub will cease. SeaMED will continue as a wholly-owned subsidiary of Plexus.

         Except as otherwise provided, capitalized items referred to herein have the same meaning as set forth in the Agreement. All Section references unless otherwise indicated are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to SeaMED in connection with the Merger. As such, and for the purposes of rendering this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in the following documents:

         1. The Agreement adopted or approved by Plexus, Sub and SeaMED Boards of Directors as of March 16,1999;

         2. Representations made to us by Plexus and SeaMED in letters dated June 8, 1999; and

         3. Such other instruments and documents related to the formation, organization, and operation of Plexus, Sub and SeaMED, the consummation of the Merger, and the transactions contemplated thereby as we deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been, or will be by the Effective Time of the Merger, due execution and delivery of all documents where execution and delivery are prerequisites to effectiveness thereof;


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SeaMED Corporation


June 8, 1999
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         2. At the Effective Time of the Merger, the fair market value of the
Plexus voting common stock and other consideration received by each SeaMED shareholder will be approximately equal to the aggregate fair market value of the SeaMED common stock surrendered in the Merger;

         3. The Merger will be effected in accordance with the terms of the Agreement, and all of the statements, covenants, representations and warranties therein or referred to above will be true as of the Effective Time of the Merger; and

         4. The Agreement and the Merger are the product of arm's-length negotiations.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:

         1. The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. Plexus, Sub and SeaMED each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

         2. No gain or loss will be recognized by Plexus, Sub or SeaMED as a result of the Merger;

         3. The shareholders of SeaMED will recognize no gain or loss on their exchange of SeaMED shares solely for Plexus shares; and

         4. The discussion in the Form S-4 filed with reference to the Merger under the heading "The Merger and The Merger Agreement -- Federal Income Tax Consequences; Tax Opinioin" is accurate.

         In addition to the assumptions set forth above, this opinion is subject to the exemptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

         2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in this opinion.

         4. This opinion is intended solely for the benefit of SeaMED and its shareholders; it may not be relied upon for any other purpose or by any other person or entity and it may not be made available to any other person or entity without our prior written consent.




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SeaMED Corporation

June 8, 1999
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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "The Merger and the Merger Agreement - Federal Income Tax Consequences"; Tax Opinion in the Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                Very truly yours,

                                PRESTON GATES & ELLIS LLP

                                /s/

                                By
                                   Charles H. Purcell